Exhibit 5.3

May 20, 2026

Qwest Corporation

931 14th Street

Denver, Colorado 80202

Ladies and Gentlemen,

We have acted as Louisiana counsel to Lumen Technologies, Inc., a Louisiana corporation (the “Opinion Party”), in connection with the transactions contemplated by Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (as so amended, the “Registration Statement”) filed concurrently herewith by Qwest Corporation, a Colorado corporation (“Qwest”), and the Opinion Party with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to (a) the offers to exchange (collectively, the “Exchange Offers”) Qwest’s outstanding (i) 6.5% Notes due 2056 (the “Old 2056 Notes”) and (ii) 6.75% Notes due 2057 (the “Old 2057 Notes” and, together with the 2056 Notes, the “Old Qwest Notes”), validly tendered in the Exchange Offers and not validly withdrawn, in the case of the Old 2056 Notes, for a new issuance of Qwest’s 6.50% Notes due 2051 (the “New 2051 Notes”) to be guaranteed by the Opinion Party (the “New 2051 Notes Guarantee”) and, in the case of the Old 2057 Notes, either (I) a new issuance of Qwest’s 6.75% Notes due 2052 (the “New 2052 Notes” and, together with the New 2051 Notes, the “New Qwest Notes”) to be guaranteed by the Opinion Party (the “New 2052 Notes Guarantee” and, together with New 2051 Notes Guarantee, the “Guarantees”) or (II) New 2051 Notes to be guaranteed by the Opinion Party’s New 2051 Notes Guarantee and (b) the solicitations of consents (the “Consent Solicitations”) from the holders of the Old Qwest Notes to amend certain provisions of that certain Indenture, dated as of October 15, 1999, by and between Qwest, formerly known as US West Communications, Inc., and Bank One Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of August 19, 2004, by and between Qwest and U.S. Bank National Association, as trustee, as further supplemented by the Sixteenth Supplemental Indenture, dated as of August 22, 2016, by and between Qwest and U.S. Bank National Association, as trustee, designating and outlining the terms and conditions of the Old 2056 Notes, and as further supplemented by the Seventeenth Supplemental Indenture, dated as of April 27, 2017, by and between Qwest and U.S. Bank National Association, as trustee, designating and outlining the terms and conditions of the Old 2057 Notes. The New Qwest Notes will be issued pursuant to a form of indenture (the “Base Indenture”), as supplemented by a form of first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) filed with the Commission as an exhibit to the Registration Statement.

We are delivering this opinion letter to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

1. Documents Reviewed

1.1 In connection with this opinion letter, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the legal opinions set forth herein, including, without limitation, the following (collectively, the “Opinion Documents” and individually, an “Opinion Document”):

(a) the Registration Statement; and

(b) the Indenture (including the Guarantees).

QC EOCS 1A Ex 5.3 Opinion Letter

1.2 Further, in connection with rendering the legal opinions set forth in this opinion letter, we have reviewed originals or copies of the following documents:

(a) a certificate of good standing for the Opinion Party issued by the Louisiana Secretary of State as of the date hereof (the “Status Certificate”);

(b) the articles of incorporation of the Opinion Party as certified by the Louisiana Secretary of State as of a recent date (the “Charter”);

(c) the bylaws, as amended through the date hereof, of the Opinion Party (the “Operating Document” and, together with the Charter, collectively, the “Organizational Documents”); and

(d) resolutions adopted by the Board of Directors of the Opinion Party authorizing the execution, delivery and performance of the Indenture, including the Guarantees.

1.3 In connection with this opinion letter, we have also examined originals, or copies certified or otherwise identified to our satisfaction as true copies of originals, of such agreements, documents, certificates, consents, corporate, limited liability company, limited partnership and partnership consents or resolutions, or other statements of public officials and corporate, limited liability company, limited partnership and partnership officers, directors, managers, members, partners and authorized representatives and such other papers or digital communications, and have made such investigations, as we have deemed relevant or necessary in order to furnish this opinion letter.

1.4 For purposes of this opinion letter, “Covered Law” means the Louisiana laws, rules and regulations that a Louisiana counsel exercising customary professional diligence would customarily be expected to recognize as being applicable to the Opinion Party or the Opinion Documents, but excluding state “Blue Sky,” fraudulent conveyance, fraudulent transfer and other insolvency laws and any other areas of law that are expressly excluded from the scope of the legal opinions in this opinion letter.

1.5 You are aware, and we hereby confirm, that we have not represented the Opinion Party with respect to the preparation, negotiation, execution, or filing of the Indenture, the Guarantees, the Registration Statement, or any documents ancillary thereto or transactions contemplated thereby. We have been retained by the Opinion Party for the sole and limited purpose of rendering the legal opinions set forth herein. By your acceptance of this opinion letter, you acknowledge the foregoing and confirm that you have consented to the rendering of the legal opinions set forth herein by us in light thereof.

2. Assumptions

In rendering the legal opinions set forth in this opinion letter, we have assumed, without independent investigation or verification, the following:

2.1 the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us;

2.2 that the execution, delivery and/or acceptance of the Opinion Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Opinion Documents other than the Opinion Party (the “Other Parties”);

2.3 the legal capacity of all natural persons executing the Opinion Documents;

2.4 that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Opinion Documents enforceable against it;

2.5 that each of the Opinion Documents constitutes a valid and binding obligation of the Other Parties and is enforceable against the Other Parties in accordance with its terms;

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2.6 that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Opinion Documents;

2.7 that the Opinion Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Opinion Documents;

2.8 that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Opinion Documents;

2.9 the constitutionality and validity of each relevant statute, rule, regulation or agency action governing the transactions described herein;

2.10 the enforceability in accordance with respective terms of all agreements other than the Opinion Documents with respect to which we have provided advice in our letter or reviewed in connection with our letter;

2.11 the absence of any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

2.12 the compliance of the Exchange Offers and the Consent Solicitations and of the conduct of the parties to the Exchange Offers and the Consent Solicitations with any requirement of good faith, fair dealing and conscionability; and

2.13 the due qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

3. Opinions

Based upon and subject to the foregoing and in reliance thereon, and subject to and qualified by the qualifications, exceptions and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Opinion Party is a corporation, validly existing, and in good standing under the laws of the State of Louisiana.

3.2 The Opinion Party has the requisite corporate power to execute and deliver the Indenture and to perform the Opinion Party’s obligations thereunder, including the Guarantees.

3.3 The Opinion Party has authorized the execution, and delivery of the Indenture and performance by the Opinion Party of its obligations thereunder, including the Guarantees, by all necessary corporate action on the part of the Opinion Party.

3.4 The execution and delivery of the Indenture and performance by the Opinion Party of its obligations thereunder, including the Guarantees, do not violate (a) the Organizational Documents or (b) any Covered Law to which the Opinion Party is subject.

4. Qualifications, Exceptions and Limitations

4.1 We express no opinion as to any laws, rules, or regulations other than the Covered Law. No opinion is rendered as to matters not specifically referred to herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

4.2 For purposes of the legal opinions in Section 3.1 concerning the existence, good standing, or status, as applicable, of the Opinion Party, we have relied exclusively upon the Status Certificate, and such legal opinions are not intended to provide any conclusion or assurance beyond that conveyed by the Status Certificate.

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4.3 We undertake no obligation, and hereby disclaim any obligation, to update or supplement this opinion letter with respect to subsequent changes in the law or the facts presently in effect that would alter the scope or substance of the legal opinions herein expressed. This opinion letter expresses our legal opinions as to the foregoing matters based upon our professional judgment at this time.

4.4 We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Jones Waker LLP

Jones Walker LLP

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